EXHIBIT 99.1

Edge Petroleum Announces Third Quarter 2007 Financial Results

HOUSTON, Nov. 8, 2007 (PRIME NEWSWIRE) -- Edge Petroleum Corporation (Nasdaq:EPEX) (Nasdaq:EPEXP) today reported financial results for the third quarter of 2007. Highlights included:

 * Third quarter production was 6.2 Bcfe as compared to 4.5 Bcfe for the same period in 2006, an increase of 40%.  Average production for the third quarter of 2007 was 67.7 MMcfe per day as compared to
   49.0 MMcfe per day for the comparable period in 2006.

 * Third quarter oil and natural gas sales were $42.0 million as compared to $30.2 million for the same period in 2006.  The average price, excluding derivative activity, received per Mcfe this quarter was $6.75 compared to $6.78 a year ago.

 * Third quarter 2007 results were impacted by our mark-to-market derivative contracts. A non-cash net unrealized pre-tax derivative gain of $3.5 million is included in total revenue for the three months ended September 30, 2007. In the same period of 2006, we reported a non-cash net unrealized pre-tax derivative gain of $4.9 million. This impact raised the average realized price received per
   Mcfe from $7.17 to $7.74, as compared to the same period a year ago when the impact raised prices from $6.96 to $8.07 per Mcfe.

 * Third quarter 2007 pro forma net income was $1.7 million as compared to $2.9 million for the third quarter of 2006.  Pro forma net income, which excludes unrealized derivative activity and impairments of oil and natural gas properties, is a non-GAAP measure and is reconciled to GAAP net income in the table below.

As a result of the impact of our recent drilling activities and the incremental production from properties acquired at year-end 2006 and January 2007, we reported a 34% increase in total revenue for the third quarter of 2007 compared to the same period in 2006. Revenue, including derivative activity, for the three months ended September 30, 2007 was $48.2 million compared to $35.9 million in the third quarter of 2006.

Oil and natural gas operating expenses for the three months ended September 30, 2007 totaled $4.5 million, compared to $2.4 million for the same period in 2006. The 87% increase in oil and natural gas operating expenses is primarily due to the large acquisition completed in the first quarter of 2007. Oil and natural gas operating expenses averaged $0.73 per Mcfe for the three months ended September 30, 2007 compared to $0.54 per Mcfe for the same prior year period. The increase compared to last year is due primarily to increased compression and saltwater disposal costs, particularly in Arkansas, as well as general cost increases seen in the service sector and increased workover activity. Depletion costs for the third quarter of 2007 totaled $23.6 million and averaged $3.79 per Mcfe compared to $16.8 million and an average of $3.78 per Mcfe for the third quarter of 2006. General and administrative (G&A) costs, which include non-cash compensation costs, for the third quarter of 2007, were $4.3 million or 7% higher than the comparable prior year period total of $4.0 million. This increase in G&A expense was primarily the result of increased staffing levels and higher professional fees. From the end of September 2006, Edge's number of full-time employees has increased from 65 to 84. On a production equivalent basis, G&A, excluding non-cash compensation costs, for the three months ended September 30, 2007 averaged $0.56 per Mcfe compared to $0.78 per Mcfe in the same period of 2006.

Below is a reconciliation of pro forma net income, excluding the impact of unrealized derivative activity, and impairments of oil and natural gas properties, to net income:

                            Three Months Ended   Nine Months Ended
                               September 30,      September 30,
                            ------------------  ------------------
                              2007      2006      2007      2006
                            --------  --------  --------  --------

 Net income (loss) available
  to common stockholders    $  3,960  $(56,880) $  5,365  $(44,193)
   Add:
 Unrealized derivative (gain)
  loss                        (3,494)   (4,939)    7,968    (7,755)
 Impairment                       --    96,942        --    96,942
                            --------  --------  --------  --------
 Total Adjustments            (3,494)   92,003     7,968    89,187
                            --------  --------  --------  --------
 Tax impact                    1,223   (32,201)   (2,789)  (31,215)
                            --------  --------  --------  --------
  Net adjustments             (2,271)   59,802     5,179    57,972
                            --------  --------  --------  --------

 Pro forma net income (1)   $  1,689  $  2,922  $ 10,544  $ 13,779
                            ========  ========  ========  ========

 (1) This information is provided because management believes exclusion of the impact of the Company's unrealized derivatives not accounted for as cash flow hedges (tax adjusted) and
     impairments of oil and natural gas properties, will help
     investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility may have on our results.

Third quarter 2007 net income was $4.0 million, or $0.14 basic and diluted earnings per share, as compared to net loss of $56.9 million, or basic and diluted loss per share of ($3.27), in the same period a year ago. Pro forma net income for the three months ended September 30, 2007 was $1.7 million or basic and diluted earnings per share of $0.06, compared to pro forma net income of $2.9 million, or $0.17 basic and $0.16 diluted earnings per share for the same period in 2006.

Net income for the first nine months of 2007 was $5.4 million, or $0.20 basic and $0.19 diluted earnings per share, as compared to net loss $44.2 million, or basic and diluted loss per share of ($2.55) for the same period a year ago. Pro forma net income for the first nine months of 2007 totaled $10.5 million, or $0.39 basic and $0.38 diluted earnings per share, compared to pro forma net income for the first nine months of 2006 of $13.8 million or basic and diluted earnings per share of $0.79 and $0.78, respectively.

At September 30, 2007, 28.5 million shares of common stock and 2.9 million shares of 5.75% Series A cumulative convertible perpetual preferred stock were outstanding. Each share of preferred stock is convertible into approximately 3.0193 shares of Edge's common stock based upon an initial conversion price of $16.56 per common share and is callable by Edge after January 20, 2010 if the common stock closing sales price is 130% of the conversion price for a certain period of time.

Net cash flow provided by operating activities for the third quarter of 2007 was $33.1 million as compared to $24.4 million for the same 2006 period. Net cash flow provided by operating activities before working capital changes for the third quarter of 2007 was $31.0 million compared to $22.8 million for the same period in 2006. For the first nine months of 2007, net cash flow provided by operating activities was $98.6 million and net cash flow provided by operating activities before working capital changes was $92.7 million. Net cash flow provided by operating activities and net cash flow provided by operating activities before working capital changes for the first nine months of 2006 were $70.7 million and $72.6 million, respectively. See the related schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

Debt at September 30, 2007 was $240.0 million as compared to $100.0 million at September 30, 2006 and $230.0 million at June 30, 2007. The debt-to-capital ratio at September 30, 2007 was 35.3%. We significantly increased our credit facility and outstanding debt in conjunction with the large acquisition which closed on January 31, 2007. On January 30, 2007, we entered into a new credit facility, the borrowing base of which is currently $320 million.

Michael G. Long, Edge's Executive Vice President and Chief Financial Officer, commented on the third quarter and year-to-date results noting, "After giving effect to our revised operating guidance, our reported financial results were in line with our expectations for the quarter. Our production for the fourth quarter is estimated to be 6.4 to 7.0 Bcfe and we expect our operating cost structure in the fourth quarter to be similar to what we experienced in the third quarter. Based upon quarter-end SEC pricing, Edge would have reported a pre-tax ceiling test impairment of $16.9 million ($11 million net of tax). Subsequent to quarter-end, commodity prices rose to a level such that no impairment was required. We elected to use a pricing date subsequent to the balance sheet date, as allowed by SEC guidelines. The combination of the rapid upward movement of prices combined with the significant, recent acquisition activity where properties have not yet been fully evaluated, led management to conclude that using the subsequent price date was appropriate.

"Subsequent to the end of the third quarter, we added modestly to our price risk management activities by increasing our 2009 gas collars by 10,000 MMBtu per day and initiating a 2009 oil collar at 300 Bbl per day, as shown below. We continue to carefully monitor our capital spending and have begun our 2008 budgeting process with an expectation of finishing that work in late January 2008."

In the normal course of business we enter into hedging transactions, including commodity price collars, swaps and floors to mitigate our exposure to commodity price movements, but not for trading or speculative purposes. As of the first quarter of 2006, we do not apply cash flow hedge accounting treatment to any of our contracts. Price risk management transactions for the remainder of 2007 through 2009 are shown below.

                        2007 - 2009 DERIVATIVES
 --------------------------------------------------------------------
   Transaction   Volumes per Day Price Floor Price Cap     Term
 --------------- --------------- ----------- --------- --------------
 Costless Collar  10,000 MMBtu     $ 7.00     $ 9.00   Feb-07  Dec-07
 Costless Collar  15,000 MMBtu     $ 7.02     $ 9.00   Feb-07  Dec-07
 Costless Collar  15,000 MMBtu     $ 7.00     $ 9.00   Feb-07  Dec-07
 Costless Collar  10,000 MMBtu     $ 7.50     $ 9.00   Jan-08  Dec-08
 Costless Collar  10,000 MMBtu     $ 7.50     $ 9.02   Jan-08  Dec-08
 Costless Collar  20,000 MMBtu     $ 7.50     $ 9.00   Jan-08  Dec-08
 Costless Collar  10,000 MMBtu     $ 7.75     $10.00   Jan-09  Dec-09
 Costless Collar  10,000 MMBtu     $ 7.75     $10.08   Jan-09  Dec-09
 Costless Collar    400 Bbl        $70.00     $87.50   Jan-07  Dec-07
 Costless Swap      600 Bbl        $66.00     $66.00   Jan-07  Dec-07
 Costless Swap     1,500 Bbl       $66.00     $66.00   Jan-08  Dec-08
 Costless Collar    300 Bbl        $70.00     $93.55   Jan-09  Dec-09

 All natural gas prices are settled monthly against the NYMEX Natural
 Gas futures contracts and crude oil prices are settled against the
 NYMEX Crude Oil futures contracts for West Texas Intermediate Light
 Sweet Crude Oil.

Edge will host a conference call and webcast to discuss operations and third quarter financial results on November 8, 2007 at 1:30 p.m. Central. Interested parties may participate by dialing Toll free: 800-289-0458 or Toll: 913-981-5519, Access Code 6421301. The call will also be webcast and can be accessed by logging onto the web at http://investor.shareholder.com/media/eventdetail.cfm?mediaid=28238&c=EPEX&mediakey=73B634540CA960F7C09059A8FAB3861B&e=0. If you are unable to participate during the live webcast, the call will be archived at www.edgepet.com on the Investor Relations page of the site.

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge stock is listed on the NASDAQ Global Select Market under the symbols "EPEX" and "EPEXP".

The Edge Petroleum Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3537

Statements regarding production volumes, hedging levels, all guidance and forecasts for the fourth quarter and full year 2007, and full year 2008, increased production, future and continuing growth, production rates, prices, including future oil and gas prices, price risk management and other statements that are not historical facts, contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, increased costs and delays attributable to oilfield services and equipment, government regulation, effects and risks of acquisitions, and the ability of the Company to meet its stated business goals and other risks described under "Risk Factors" and elsewhere in the Company's most recent Annual Report on Form 10-K and other filings with the SEC.

 EDGE PETROLEUM CORPORATION
 CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
 ---------------------------------------------------------------------
                            Three Months Ended     Nine Months Ended
                               September 30,         September 30,
                           --------------------  --------------------
                              2007       2006       2007       2006
                           ------------------------------------------

 OIL AND NATURAL GAS        (in thousands, except per share amounts
  REVENUE:                                and prices)
  Oil and natural gas
   sales                   $  42,045  $  30,227  $ 128,645  $  94,321
  Gain (loss) on
   derivatives                 6,139      5,714     (3,676)    10,492
                           ---------  ---------  ---------  ---------
   Total revenue              48,184     35,941    124,969    104,813
                           ---------  ---------  ---------  ---------

 OPERATING EXPENSES:
  Oil and natural gas
   operating expenses          4,525      2,417     11,953      6,866
  Severance and ad valorem
   taxes                       3,755      2,280      9,951      7,105
  Depletion, depreciation,
   amortization and
   accretion                  23,815     16,979     63,421     49,317
  Impairment of oil and
   natural gas properties         --     96,942         --     96,942
  General and
   administrative expense      4,269      4,001     13,717     10,473
  Bad debt expense                --         --        482         --
                           ---------  ---------  ---------  ---------
   Total operating
    expenses                  36,364    122,619     99,524    170,703
                           ---------  ---------  ---------  ---------

 OPERATING INCOME (LOSS)      11,820    (86,678)    25,445    (65,890)

 OTHER INCOME AND EXPENSE:
  Interest income                109         36        288        106
  Interest expense, net of
   amounts capitalized        (2,201)      (804)    (7,891)    (2,017)
  Amortization of deferred
   loan costs                   (242)       (41)      (738)      (124)
                           ---------  ---------  ---------  ---------

 INCOME (LOSS) BEFORE
  INCOME TAXES                 9,486    (87,487)    17,104    (67,925)

 INCOME TAX BENEFIT
  (EXPENSE)                   (3,460)    30,607     (6,229)    23,732
                           ---------  ---------  ---------  ---------

 NET INCOME (LOSS)             6,026    (56,880)    10,875    (44,193)

 Preferred Stock Dividends    (2,066)        --     (5,510)        --
                           ---------  ---------  ---------  ---------
 NET INCOME (LOSS)
  AVAILABLE TO COMMON
  STOCKHOLDERS             $   3,960  $ (56,880) $   5,365  $ (44,193)
                           =========  =========  =========  =========

 BASIC EARNINGS (LOSS)
  PER SHARE                $    0.14  $   (3.27) $    0.20  $   (2.55)
                           =========  =========  =========  =========
 DILUTED EARNINGS (LOSS)
  PER SHARE                $    0.14  $   (3.27) $    0.19  $   (2.55)
                           =========  =========  =========  =========

 BASIC WEIGHTED AVERAGE
  NUMBER OF COMMON SHARES
  OUTSTANDING                 28,523     17,419     27,300     17,344
                           =========  =========  =========  =========
 DILUTED WEIGHTED AVERAGE
  NUMBER OF COMMON SHARES
  OUTSTANDING                 28,859     17,419     27,577     17,344
                           =========  =========  =========  =========
 Production:
  Gas - MMcf                   4,365      3,561     13,623     10,568
  Natural gas liquids (NGL)
   - MBbls                       187         60        433        186
  Oil - MBbls                    124         89        350        261
   Gas Equivalent - MMcfe      6,228      4,455     18,319     13,247

 Realized Product Prices:
  Gas - $ per Mcf (1)(2)   $    7.93  $    7.66  $    6.83  $    7.82
  NGL - $ per Bbl          $   38.93  $   29.47  $   35.38  $   24.33
  Oil - $ per Bbl (1)(3)   $   51.21  $   77.30  $   47.72  $   67.40
   Gas Equivalent - $ per
    Mcfe                   $    7.74  $    8.07  $    6.82  $    7.91

 Notes:
 ---------------------------------------------------------------------
 (1) Includes the effect of derivative transactions.

 (2) The average realized price, excluding unrealized derivative gains and losses related to our natural gas collars, was $6.55 per Mcf and $6.92 per Mcf for the three and nine month periods ended September 30, 2007, respectively. The average realized price, excluding unrealized derivative gains and losses related to our natural gas collars, was $6.54 per Mcf and $7.15 per Mcf for the three and nine month periods ended September 30, 2006, respectively.

 (3) The average realized price, excluding unrealized derivative gains and losses related to our oil collars, was $71.57 per barrel and $66.89 per barrel for the three and nine month
     periods ended September 30, 2007. The average realized price, excluding unrealized derivative gains and losses related to our oil collars, was $66.73 per barrel and $64.95 per barrel for the three and nine month periods ended September 30, 2006.

 EDGE PETROLEUM CORPORATION
 Non-GAAP Disclosure Reconciliation
 --------------------------------------------------------------------

                              Three Months Ended   Nine Months Ended
                                 September 30,       September 30,
                              ------------------  ------------------
                                2007      2006      2007      2006
                              --------------------------------------
                                        (in thousands)

 Net cash flow provided by
  operating activities        $ 33,131  $ 24,352  $ 98,572  $ 70,722

 Changes in working capital
  accounts                      (2,150)   (1,503)   (5,876)    1,875
                              --------  --------  --------  --------
 Net cash flow provided by
  operations before working
  capital changes             $ 30,981  $ 22,849  $ 92,696  $ 72,597
                              ========  ========  ========  ========

Note: Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company's ability to generate cash used to internally fund exploration and development activities and to service debt. Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

CONTACT:  Edge Petroleum Corporation
          Michael G. Long, Chief Financial Officer
          (713) 654-8960